Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232803, 333-214240, 333-183126, 333-152455, 333-146025, 333-122370, 333-119015, 333-112135, 333-102676, 333-86270, 333-59564, 333-42194, 333-83083, 333-69871 and 333-56381 on Form S-8 of our reports dated February 6, 2020, relating to the consolidated financial statements of Power Integrations, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842)), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 6, 2020